Exhibit 10.3

December 20, 2005

BEIJING E-CHANNELS COORDINATION TECHNOLOGY CO., LTD.

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

PORT WING DEVELOPMENT COMPANY LIMITED

INDIVIDUAL SHAREHOLDERS

AGREEMENT

for the sale and purchase of the equity interest of

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.

THIS AGREEMENT for sale and purchase of equity interest of Beijing Sihitech Co., Ltd. is made on December 20, 2005

Among

(1)                                  BEIJING E-CHANNELS COORDINATION TECHNOLOGY CO., LTD. [ILLEGIBLE], with limited liability established and existing pursuant to the laws of the PRC whose registered office is at Room 205, Shunpinda Bus Terminal, 8 Chuangxin Road, Beijing Changping Technology Park, Beijing, PRC (Vendor);

(2)                                  BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD. [ILLEGIBLE], a company with limited liability established and existing pursuant to the laws of the PRC whose registered office is at Middle District 4F, De Shi Building, No.9 Shang Di East Road, Beijing, the PRC. (the Company or e-Channels);

(3)                                  PORT WING DEVELOPMENT COMPANY LIMITED, a company incorporated under the laws of the British Virgin Islands whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the Purchaser); and

(4)                                  INDIVIDUAL SHAREHOLDERS listed in Appendix A.

Whereas

(A)                              e-Channels provides electronic payment software and solutions to banking and financial service industries (the e-Channels Business) in the People’s Republic of China (the PRC).  Detailed information in respect of e-Channels is set out in Schedule 1.

(B)                                Individual Shareholders are currently the registered owners of such equity interest in e-Channels as set forth opposing their names respectively on Appendix A (collectively, the Shares).

(C)                                The Vendor has entered into an equity transfer agreement with the Individual Shareholders (the Equity Transfer Agreement), a copy of which is attached hereto as Appendix B, on the date hereof, pursuant to which, prior to Closing, Individual Shareholders will irrevocably transfer the Shares to the Vendor, and the Vendor will become the registered owner of the entire equity interest in e-Channels.

(D)                            subject to the terms and conditions of this Agreement, the Purchaser, at the Closing, shall acquire by payment of the Purchase Price, the Shares from the Vendor (the Transfer).

(E)                                 On the even date hereof, shareholder(s) of Sihitech entered into an agreement for sale and purchase of equity interest of Sihitech with Sihitech BVI in a form that is substantially the same as this Agreement for the transfer of 100% equity interest in Sihitech to Sihitech BVI.

(F)                                 Upon completion of the Transfer as contemplated by this Agreement, the Purchaser will be the registered owner of one hundred per cent (100%) of the Shares and e-Channels will be converted into a company wholly owned by the Purchaser, and e-Channels shall remain the sole owner, user, occupier and conductor of the e-Channels Business.

It is Agreed as follows:

ARTICLE I

INTERPRETATION

1.1                                 In this Agreement, unless this Agreement or the Schedules hereto otherwise stipulate, the following expressions shall have the following meanings:

Accountants means KPMG Huazhen.

Action means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or pending before any Governmental Authority.

Approval Authority means the Ministry of Commerce of China [ILLEGIBLE], and its local branches in Beijing (as the case may be), as well as the State Administration of Foreign Exchange.

Business Day means any day, other than a Saturday, Sunday or a day on which banking institutions in Beijing or New York City are authorized or obligated by law, regulation or executive order to close.

Claim means any claim, demand, suit, proceeding or action.

Contracts mean any contract, agreement, arrangement, plan, lease, license or similar instrument.

Copyrights shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

Damages means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys’ fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in Article X) to have been sustained, suffered or incurred by a Party or the Company and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a Direct Claim.

Direct Claim means any claim other than a Third Party Claim.

e-Channels Business shall have the meaning ascribed to it in the recitals to this Agreement.

Encumbrance means any mortgage, pledge, lien and/or security interest, as provided for, recognized and/or enforceable under the laws of the PRC.

Governmental Authority means any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

Intellectual Property means any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply for or register any of the foregoing, (iv) domain names and URLs of or relating to the e-Channels and variations of the domain names and URLs, (vi) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing).

Laws means all statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped.

Material Adverse Effect means any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), operations or results of operations of e-Channels, other than any change, circumstance, condition, development, effect, event, occurrence or state of facts relating to (i) economic, industry, or securities market conditions in the PRC or (ii) any change in legal, regulatory or political conditions affecting the information technology industry generally in the PRC, including any acts of war or terrorist activities.

Party means the Purchaser, on the one hand, and e-Channels, the Vendor or each of the Individual Shareholders, on the other hand (collectively, the Parties)

Patents means all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

Permits means all governmental registrations, licenses, permits, authorizations and approvals.

Person means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

PRC means the People’s Republic of China, which, for the purposes of this Agreement only, shall not include Chinese territories of Hong Kong, Macau and Taiwan.

PRC GAAP means PRC Accounting Standards for Business Enterprises in effect from time to time applied consistently throughout the periods involved.

Purchase Price is defined in Section 2.2.

Representatives of either Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

Renminbi or RMB means the legal currency of the PRC.

SAIC means the State or Beijing Administration of Industry and Commerce, as the case may be.

Sihitech means Beijing Sihitech Co., Ltd.

Sihitech BVI means Ahead Billion Venture Limited..

Sihitech SPA means an agreement for sale and purchase of equity interest of Sihitech between shareholder(s) of Sihitech and Sihitech BVI for the transfer of 100% equity interest in Sihitech to Sihitech BVI of the even date hereof.

Software means all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

Tax or Taxes means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

Technology means any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

Third Party Claim means a Claim by a person, firm, corporation or government entity other than a party hereto or any affiliate of such party.

Trademarks means any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

U.S. Dollars and US$ mean the legal currency of the United States of America.

U.S. GAAP means generally accepted accounting principles, consistently applied in the United States.

Vendor shall have the meaning ascribed to it in the recitals to this Agreement.

1.2                                 The Appendices, Schedules and Recitals comprise appendices, schedules and recitals to this Agreement and form part of this Agreement.

1.3                                 The expressions Vendor, e-Channels and the Purchaser and references to any other person in this Agreement shall, where the context permits, include their respective successors, transferees and permitted assigns and any persons deriving title under them.

1.4                                 References to person mean any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization or any governmental agency.

ARTICLE II

SHARE PURCHASE

2.1                                 Purchase and Sale.  Upon the terms and subject to the conditions hereof, at the Closing, the Vendor shall sell, transfer, assign and convey to the Purchaser, and the Purchaser shall purchase from the Vendor, all of the right, title and interest of the Vendor in and to the Shares.  The Shares represent all of the equity interest in e-Channels and shall be sold and transferred to the Purchaser free from any Encumbrance.

2.2                                 Purchase Price.

(a)      Subject to adjustment and the Holdback Amount as hereinafter set forth, the purchase price (Purchase Price) to be paid by the Purchaser to the Vendor or its designees for the Shares shall be the following:

(i)         cash in the amount of One Million Two Hundred Sixty Eight Thousand One Hundred and Sixteen U.S. Dollars (US$1,268,116), or

(ii)      cash in the amount equal to the total current assets minus the total current liabilities of e-Channels at Closing,

whichever amount is lower;

(b)     Payments.

(i)         Initial Payment.  Within sixty (60) days after the Closing, the sum of the Purchase Price, less the Holdback Amount (the Initial Payment), will be paid by wire transfer of immediately available U.S. Dollars to the Vendor to the account of the Vendor as specified on Schedule 2.2 (b).

(ii)      Holdback.  The sum of US$100,000 (Holdback Amount) to be withheld from the Initial Payment, representing a portion of the Purchase Price, shall be retained by the Purchaser for a period of 12 months starting from Closing.  The Holdback Amount will be security for the indemnification obligations of the Vendor set forth in Article X.  Subject to this Section and Article X, on the first anniversary of the Closing, or the first business day thereafter, the Purchaser shall deliver the Holdback Amount pro rata to the Vendor in the same proportions as the Initial Payment was allocated among them.  The Purchaser may withhold from the Holdback Amount the equivalent of any amount then in dispute related to the Vendor’s indemnification obligations arising pursuant to Article X or for which the Purchaser has notified the Vendor of an indemnification Claim.  Any withheld Holdback Amount, to the extent not applied in satisfaction of an indemnification claim, will be paid by the Purchaser promptly on resolution of the dispute or claim.  Nothing in this section shall be construed as limiting the liability of the Vendor for indemnification claims or any other claim by the Purchaser or any other rightful claimant, and the Holdback Amount shall not be considered liquidated damages or any breach of this Agreement or any other matter related hereto.

ARTICLE III

THE CLOSING

3.1                                 The Closing.  Subject to the terms and conditions of this Agreement, the consummation of the Transfer and the transactions contemplated by this Agreement shall take place at a closing (Closing) to be held at 9:30 p.m., local time, on the fourth business day after the date on which the last of the conditions to Closing set forth in Article IX is fulfilled, at the office of Beijing Sihitech Co., Ltd, 3rd Floor, Tower B, Beijing Financial Trust Building, 5 Anding Road, Chaoyang District, Beijing 100029, the PRC,, or at such other time, date or place as the Parties may agree upon in writing.  The date on which the Closing occurs is referred to herein as the Closing Date.

3.2                                 Deliveries.

(a)      Vendor.  At the Closing, the Vendor will (i) assign and transfer to the Purchaser all of such Vendor’s right, title and interest in and to his, her or its respective portion of the Shares by delivering to the Purchaser the certificates representing such Shares, duly endorsed for transfer and free and clear of Encumbrance and (ii) deliver to the Purchaser the certificates, opinions and other agreements contemplated by Article IX hereof and the other provisions of this Agreement.

(b)     the Purchaser.  Within sixty (60) days after Closing, the Purchaser shall pay to the Vendor the Purchase Price to which the Vendor is entitled pursuant to Section 2.2 and (ii) the certificates, opinions and other agreements and instruments contemplated by Article IX hereof and the other provisions of this Agreement.

3.3                                 Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF E-CHANNELS, INDIVIDUAL SHAREHOLDERS AND THE VENDOR

E-Channels, Individual Shareholders, jointly and severally, and the Vendor represent and warrant to the Purchaser as of the Closing, as follows:

4.1                                 The Shares.

(a)      Ownership.  Prior to the Closing Date, the Vendor will become the registered and beneficial owners of all of the Shares in the amounts set forth in Schedule 4.1(a) free and clear of all Encumbrance, which shares constitute all of the shares of capital stock of e-Channels.  There are no options, warrants or other contractual rights outstanding which give any person the right to acquire shares of e-Channels owned by the Vendor, whether or not such rights are presently exercisable.

(b)     Capitalization. The registered capital of e-Channels is set forth in Schedule 1.  There are no options, warrants or other contractual rights outstanding which give any person the right to require the issuance of any capital stock of e-

Channels, whether or not such rights are presently exercisable.  All of the Shares are validly issued, fully paid and non-assessable.

4.2                                 Organization of e-Channels.  E-Channels is a private owned limited liability company duly organized, validly existing and in good standing under the law of the PRC.  E-Channels has all requisite power and authority to own, lease and operate its properties and to carry on the e-Channels Business as now being conducted and as presently contemplated to be conducted.

4.3                                 Authority and Corporate Action; No Conflict.

(a)      E-Channels and each of the Individual Shareholders and Vendor have all necessary power and authority to enter into this Agreement and to consummate the Transfer and other transactions contemplated hereby.  All actions, corporate and otherwise, necessary to be taken by e-Channels and Vendor to authorize the execution, delivery and performance of this Agreement, and all other agreements and instruments delivered by e-Channels and the Vendor in connection with the Transfer have been duly and validly taken.  This Agreement has been duly executed and delivered by e-Channels and the Vendor and Individual Shareholders and constitute the valid, binding, and enforceable obligation of e-Channels and the Vendor and Individual Shareholders, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy of the United States, BVI and the PRC.

(b)     Neither the execution and delivery of this Agreement by e-Channels or the Vendor and Individual Shareholders nor the consummation of the transactions contemplated hereby will (i) except as set forth in Schedule 4.3, conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (1) the Articles of Association of e-Channels or (2) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which e-Channels, any Individual Shareholder or a Vendor is a party or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of e-Channels or a Vendor; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which e-Channels, any Individual Shareholder or a Vendor is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to e-Channels, any Individual Shareholder or a Vendor.

4.4                                 Consents and Approvals.  Other than as set forth on Schedule 4.4, the execution and delivery of this Agreement by e-Channels, each Individual Shareholder and the Vendor does not, and the performance of this Agreement by it will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement.

4.5                                 Licenses, Permits, Etc.  To the best of the knowledge of the Vendor and Individual Shareholders, e-Channels possesses or will possess prior to the Closing all Permits necessary, in all material respects, to own and operate the e-Channels Business, which necessary Permits are described or are as set forth on Schedule 4.5 hereto.  To the best of the knowledge of e-Channels and the Vendor and Individual Shareholders, e-Channels is not in default in any material respect under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder.  Neither the execution and delivery of this Agreement, or any of the other documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby nor, to the best of the knowledge of e-Channels and the Vendor and Individual Shareholders, compliance by e-Channels with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the e-Channels Business.

4.6                                 Taxes, Tax Returns and Audits.  Except as specifically set forth in Schedule 4.6, (a) e-Channels has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all Taxes that are or were required to be filed by e-Channels with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects, (b) all Taxes that are due from or may be asserted against e-Channels (including deferred Taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for on the books and financial statements of e-Channels or are being contested in good faith by appropriate proceedings, (c) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (a) which might be determined adversely to e-Channels, (d) e-Channels has not given or requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes, and (e) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of e-Channels are in force as of the date hereof.

4.7                                 Financial Statements.  Prior to the execution of this Agreement, the Individual Shareholders and the Vendor have delivered to the Purchaser consolidated balance sheets of each of e-Channels as at December 31, 2002, 2003 and 2004, and related consolidated statements of income and source and application of funds for the three years ended December 31, 2004, audited by the Accountants, and the notes, comments, schedules, and supplemental data therein (collectively, the 2004 Financial Statements).  An interim consolidated balance sheet as of June 30, 2005, and related consolidated statements of income and source and application of funds for the six (6) months then ended (collectively, the Last Financial Statements) have been delivered to the Purchaser.  The 2004 Financial Statements and the Last Financial Statements shall be prepared in accordance with U.S. GAAP throughout the periods indicated and fairly present the financial condition of e-Channels at their respective dates and the results of the operations of e-Channels for the periods covered thereby in accordance with U.S. GAAP.  The 2004 Financial Statements and the Last Financial Statements are included in Schedule 4.7 to this Agreement.

4.8                                 No Undisclosed Liabilities.  e-Channels does not have any liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on the Last Financial Statements, and (b) those since the Last Financial Statement Date, incurred in the ordinary course of business and consistent with prior practice.  Schedule 4.8 contains an accurate and complete list and description and all liabilities of e-Channels whether or not reflected or reserved against on the Last Financial Statements which individually exceeds US $75,000 or, if related liabilities, exceed $75,000 (or the equivalent of US $75,000).

4.9                                 Real Property.  The Last Financial Statements and Schedule 4.9 together contain an accurate and complete list and description of all real estate owned by e-Channels as well as any other real estate that is in the possession of or leased by e-Channels and the improvements (including buildings and other structures) located on such real estate (collectively, the Real Property), and lists and accurately describes any leases under which any such Real Property is possessed (the Real Estate Leases).  e-Channels is not in default under any of the Real Estate Leases, and is not aware of any default by any of the lessors thereunder.

4.10                           Certain Personal Property.  The Last Financial Statements and Schedule 4.10 together contain an accurate and complete list and description of the material fixed assets of e-Channels specifying the location of all material items of tangible personal property of e-Channels.

4.11                           Non-Real Estate Leases.  The Last Financial Statements and Schedule 4.11 together contain an accurate and complete list and description of all assets and property (other than Real Property and Real Estate Leases) that are used as of the date of this Agreement in the operation of the e-Channels Business and that are possessed by e-Channels under an existing lease.  All of such leases are referred to herein as the Non-Real Estate Leases.  e-Channels is not in default under any of the Non-Real Estate Leases, and is not aware of any default by any of the lessors hereunder.

4.12                           Accounts Receivable.  The accounts receivable of e-Channels reflected on the Last Financial Statements and created after the Last Financial Statements Date, are bona fide accounts receivable, created in the ordinary course of business and subject to historical rates of uncollected liabilities, as reserved against on e-Channels’s financial statements, are good and collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

4.13                           Inventory.  The inventory of e-Channels consists of items of quality and quantity useable or saleable in the ordinary course of business at regular sales prices, subject to (a) changes in price levels as a result of economic and market conditions and (b) reserves reflected in the Last Financial Statements for spoiled and discontinued items.  Schedule 4.13 sets forth a break down of the inventory balance of e-Channels as of the date of the Last Financial Statement, but it is understood that any material or intentional inaccuracy in the Schedule 4.13 estimates will not be a breach of this representation and warranty.

4.14                           Contracts, Obligations and Commitments.  Except as set forth in the Last Financial Statements and on Schedule 4.14 together, other than the Real Estate Leases and the Non-Real Estate Leases, e-Channels does not have any existing contract, obligation or commitment (written or oral) of any nature (other than obligations involving payments of less than $300,000 individually or $300,000 in the aggregate), including without limitation the following:

(a)      Employment, bonus, severance or consulting agreements, retirement, stock bonus, stock option, or similar plans;

(b)     Loans or other agreements, notes, indentures or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the assets of e-Channels or any agreement or instrument evidencing any guaranty by e-Channels of payment or performance by any other Person;

(c)      Agreements of any kind relating to employment matters such as labor agreements or agreements providing for benefits under any plan;

(d)     Any contract or series of contracts with the same Person for the furnishing or purchase of equipment, goods or services, except for purchase and sales orders in the ordinary course of business;

(e)      Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which e-Channels is a party or by which it is bound;

(f)        Agreements which limit the freedom of e-Channels to compete in any line of business or in any geographic area or with any Person;

(g)     Agreements providing for disposition of the assets, businesses or a direct or indirect ownership interest in e-Channels;

(h)     Any contract, commitment or arrangement not made in the ordinary course of business of e-Channels; or

(i)         Agreements with any Governmental Authority.

Except as set forth on Schedule 4.14, each Contract to which e-Channels is a party is a valid and binding obligation of e-Channels and, to the best of the knowledge of e-Channels, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof, provided, however, that e-Channels will not terminate any Contract after the date hereof without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed), and e-Channels has not breached any material provision of, nor is in default in any material respect under the terms of any of the Contracts.

4.15                           Intellectual Property Rights.

(a)      Intellectual Property.  Schedule 4.15(a) contains an accurate and complete list and description of all Intellectual Property used by e-Channels in connection with the e-Channels Business, specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the Governmental Authority that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending and (iv) any applicable registration, certificate or application number. e-Channels has provided the Purchaser with complete and accurate copies of all registered Intellectual Property relating to the e-Channels Business.

(b)     Other Intellectual Property Rights.  Schedule 4.15(b) includes an accurate and complete list and description of all material inventions and trade secrets that e-Channels has formally documented and that are owned, used, controlled, authorized for use or held by, or licensed to, e-Channels that relate to or are necessary to the e-Channels Business, including as conducted at or prior to Closing or as proposed to be conducted by e-Channels, together with a designation of the ownership thereof.

(c)      Software.  Schedule 4.15(c) includes an accurate and complete list and description of all Software used by e-Channels in connection with the e-Channels Business, including as conducted at or prior to Closing or as proposed to be conducted by e-Channels, together with a designation of ownership.

(d)     Out-Bound Licenses.  Schedule 4.15(d) includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which (i) any Person is authorized to use any Intellectual Property rights used in connection with the e-Channels Business or (ii) any right of e-Channels in, or its use of, any Intellectual Property right used in connection with the e-Channels Business is otherwise materially affected.

(e)      In-Bound Licenses.  Schedule 4.15(e) includes an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which e-Channels is authorized to use, or can be authorized to use (through, for example, the grant of a sublicense), any Intellectual Property owned by any other Person in connection with the e-Channels Business.

(f)        Ownership.  As of the date hereof, e-Channels owns, and at the Closing Date, will own all right, title and interest in and to all Intellectual Property rights used in connection with the e-Channels Business, and those Intellectual Property rights were developed and created solely by employees of e-Channels acting within the scope of their employment or by third parties (all of which employees and third parties have validly and irrevocably assigned all of their rights therein to e-Channels) and e-Channels is duly and validly licensed to use all other Intellectual Property used in connection with the e-Channels Business, free and clear of royalties.  e-Channels has not assigned or transferred ownership of, agreed to so assign or transfer ownership of, or granted any exclusive license of or exclusive right to use, any Intellectual Property used in connection with the e-Channels Business.

(g)     Royalties.  Except for licenses listed and accurately and completely described on the Last Financial Statements or Schedule 4.15(g) as royalty-bearing, there are (and will be upon Closing) no royalties, honoraria, fees, or other payments payable by e-Channels to any Person by reason of the ownership, use, license, sale, or disposition of any Intellectual Property used in connection with the e-Channels Business.

(h)     Infringement.  The Intellectual Property used in connection with the e-Channels Business does not infringe or misappropriate any Intellectual Property rights of any Person under the laws of any jurisdiction.  To the best of e-Channels’s knowledge, no notice, claim or other communication (in writing or otherwise) has been received from any Person: (A) asserting any ownership interest in any material Intellectual Property used in connection with the e-Channels Business; (B) of any actual, alleged, possible or potential infringement, misappropriation or unauthorized use or disclosure of any Intellectual Property used in connection with the e-Channels Business, defamation of any Person, or violation of any other right of any Person (including any right to privacy or publicity) by e-Channels or relating to the Intellectual Property used in connection with the e-Channels Business; or (C) suggesting or inviting e-Channels to take a license or otherwise obtain the right to use any Intellectual Property in connection with the e-Channels Business.  To the best of its knowledge, no Person is infringing, misappropriating, using or disclosing in an unauthorized manner any Intellectual Property used in connection with the e-Channels Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by e-Channels.

(i)         Proceedings.  Except as set forth on Schedule 4.15(i), there are no current or, to the best of its knowledge, threatened Proceedings (including but not limited to any interference, reexamination, cancellation, or opposition proceedings) arising out of a right or claimed right of any person before any Governmental Authority anywhere in the world related to any Intellectual Property used in connection with the e-Channels Business owned by, exclusively licensed to, held by or for the benefit of, or otherwise controlled by e-Channels.

4.16                           Title to and Condition of Assets.  e-Channels has good and marketable title to all the properties and assets owned by it.  Except as set forth in the Last Financial Statements and Schedule 4.16, none of such properties and assets is subject to any Encumbrance, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

4.17                           Absence of Certain Changes.  Except as set forth on Schedule 4.17 or agreed by the Purchaser in advance and incurred in ordinary business in compliance with past practice, e-Channels has not, since the Last Financial Statements Date:

(a)      issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b)     borrowed or agreed to borrow any funds exceeding $200,000 (or other currency equivalent) except current bank borrowings not in excess of the amount thereof shown on the Last Financial Statements;

(c)      incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $200,000 (or other currency equivalent), except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(d)     discharged or satisfied any encumbrance exceeding $200,000 (or other currency equivalent) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Last Financial Statements and liabilities incurred since the Last Financial Statements Date in the ordinary course of business and consistent with prior practice;

(e)      sold, transferred, leased to others or otherwise disposed of any assets exceeding $100,000 (or other currency equivalent), except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(f)        received any notice of termination of any Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding $100,000 (or other currency equivalent) (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a Material Adverse Effect;

(g)     had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have a Material Adverse Effect;

(h)     transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

(i)         declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of any e-Channels or any affiliate of any shareholder of e-Channels, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock, or made or agreed to make any payment to any shareholder of e-Channels or any affiliate of any shareholder of e-Channels, whether on account of debt, management fees or otherwise;

(j)         suffered any other material adverse effect in its assets, liabilities, financial condition, results of operations or business; or

(k)      entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (j)).

4.18                           Employee Plans; Labor Matters.  The Last Financial Statements and Schedule 4.18 together contain an accurate and complete list and description of all employee benefits, including, without limitation, pension, medical insurance, work related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits, which e-Channels is obligated to pay, including amounts and recipients of such payments.  Except as disclosed in the Last Financial Statements or Schedule 4.18, e-Channels has complied with all applicable Laws relating to employment benefits, including, without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits.  All contributions or payments required to be made by e-Channels with respect to employee benefits have been made on or before their due dates.  Except as disclosed in the Last Financial Statements or Schedule 4.18, all such contributions and payments required to be made by any employees of e-Channels with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of e-Channels.

4.19                           Compliance with Law.  To the best of its knowledge, the e-Channels Business has been conducted, and is now being conducted, by e-Channels in compliance in all material respects with all applicable Laws.  Neither e-Channels nor any officers, directors and employees of e-Channels (i) is, and during the past five years was, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the e-Channels Business; and (ii) has received any notice from any Governmental Authority, and to the best of its knowledge, no Action is threatened which alleges that e-Channels has violated, or not complied with, any of the above.

4.20                           No Illegal or Improper Transactions.  Neither e-Channels nor any other officer, director, employee, agent or affiliate of e-Channels has offered, paid or agreed to pay to any Person or entity (including any governmental official) or solicited, received or agreed to receive from any such Person or entity, directly or indirectly, in any manner which is in violation of any applicable policy of e-Channels, ordinance, regulation or law, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for e-Channels, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty.

4.21                           Related Transactions.  Except as set forth in the Last Financial Statements or Schedule 4.21, and except for compensation to employees for services rendered, neither e-Channels nor any other current or former director, officer, employee or shareholder or any associate (as defined in the rules promulgated under the Exchange Act) of e-Channels is presently, or during the last three fiscal years has been, (a) a party to any transaction with e-Channels (including, but not limited to, any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate), or (b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of e-Channels nor does any such Person receive income from any source other than e-Channels which relates to the business of, or should properly accrue to, e-Channels.

4.22                           Records.  The books of account, minute books, stock certificate books and stock transfer ledgers of e-Channels are complete and correct in all material respects, and there have been no material transactions involving e-Channels which are required to be set forth therein and which have not been so set forth.

4.23                           Insurance.  The Last Financial Statements and Schedule 4.23 together set forth a complete list and complete and accurate description of all insurance policies maintained by e-Channels which are in force as of the date hereof and the amounts of coverage thereunder.  During the past three years, e-Channels has not been refused insurance in connection with the e-Channels Business, nor has any claim in excess of US$10,000 been made in respect of any such agreements or policies, except as set forth in the Last Financial Statements and Schedule 4.23 hereto.  Such insurance are commercially reasonable for the companies in the information technology industry in the PRC.

4.24                           Litigation.  Except as set forth in Schedule 4.24, there are no Actions by any Governmental Authority or Person by or against e-Channels, nor to the best of its knowledge, any threatened Action by any Governmental Authority or Person against e-

Channels.  Neither e-Channels nor any of its property is subject to any Action by an Governmental Authority or Person which would cause a Material Adverse Effect.

4.25                           Settled Litigation.  Schedule 4.25 sets forth a description of all threatened, withdrawn, settled or litigated claims against e-Channels during the last three years.

4.26                           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of e-Channels.

4.27                           Disclosure.  No representation or warranty by e-Channels, any Individual Shareholder, or the Vendor contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

4.28                           Survival of Representations and Warranties.  The representations and warranties of the Vendor and Individual Shareholders set forth in this Agreement shall survive the Closing for a period of two (2) years, except that the representations and warranties set forth in Sections 4.1, 4.2 and 4.3 shall survive without limitation as to time and the representations and warranties set forth in Section 4.6 shall survive until the expiration of the statute of limitations with respect to each respective Tax. Notwithstanding anything to the contrary contained herein, the Individual Shareholders shall only be held liable for the representations and warranties contained herein in respect of e-Channels and e-Channels Business prior to, and shall not be held liable for such representations and warranties after, the completion of the transfer of equity contemplated under the Equity Transfer Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to e-Channels and the Vendor as follows:

5.1                                 Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of BVI.  The Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently contemplated to be conducted.

5.2                                 Authority and Corporate Action; No Conflict.

(a)      The Purchaser has all necessary corporate power and authority to enter this Agreement and, subject to the requirement to obtain stockholder approval, to consummate the Transfer and other transactions contemplated hereby.  All board of directors actions necessary to be taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and all other agreements delivered in connection with this transaction have been duly and validly taken.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid, binding, and enforceable obligation of the Purchaser, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of stockholder approval.

(b)     Neither the execution and delivery of this Agreement or any of the other documents contemplated hereby by the Purchaser nor (assuming receipt of stockholder approval) the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Certificate of Incorporation or By-Laws of the Purchaser or (B) any law, statute, regulation, order, judgment or decree or any instrument contract or other agreement to which the Purchaser is a party or by which the Purchaser (or any of the properties or assets of the Purchaser) is subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the assets of the Purchaser; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which the Purchaser is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to the Purchaser.

5.3                                 Consents and Approvals.  The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Vendor will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not prevent it from performing any of its material obligations under this Agreement.

5.4                                 Compliance with Law.  The business of the Purchaser has been conducted, and is now being conducted, in compliance in all material respects with all applicable Laws.  The Purchaser and its officers, directors and employees (i) are not, and during the periods of the Purchaser’s existence were not, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the businesses of the Purchaser; and (ii) have not received any notice from any Governmental Authority, and to the best of the knowledge of the Purchaser none is threatened, alleging that the Purchaser has violated, or not complied with, any of the above.

5.5                                 Litigation.  There are no actions, suits, arbitrations or other proceedings pending or, to the best of the knowledge of the Purchaser, threatened against the Purchaser at law or in equity before any Governmental Authority.  Neither the Purchaser nor any of their property is subject to any order, judgment, injunction or decree that would have a Material Adverse Effect on the business or financial condition of the Purchaser.

5.6                                 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

5.7                                 Disclosure.  No representation or warranty by the Purchaser contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to the Vendor pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

5.8                                 Records.  The books of account, minute books, stock certificate books and stock transfer ledgers of the Purchaser are complete and correct in all material respects, and there have been no material transactions involving the Purchaser which are required to be set forth therein and which have not been so set forth.

5. 9                              Survival of Representations and Warranties.  The representations and warranties of the Purchaser set forth in this Agreement shall survive the Closing for a period of two (2) years, except that the representations in Sections 5.1 and 5.2 shall survive without limitation as to time.

ARTICLE VI

COVENANTS OF SIHITECH AND THE VENDOR

6.1                                 Conduct of the e-Channels Business.  e-Channels and the Vendor covenant and agree that, from the date hereof through the Closing Date, except as otherwise set forth in this Agreement or with the prior written consent of the Purchaser, they shall, and shall use their best efforts to cause e-Channels to:

(a)      conduct the e-Channels Business only in the ordinary course and in a manner consistent with the current practice of the e-Channels Business to preserve substantially intact the business organization, to keep available the services of the current employees, to preserve the current relationships of e-Channels with customers and other persons with which e-Channels has significant business relations and to comply with all Laws;

(b)     not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the Shares, or enter into any discussions or negotiations with any other party to do so;

(c)      not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of e-Channels, other than consistent with past practices and in the ordinary course of business or enter into any discussions or negotiations with any other party to do so;

(d)     not issue any shares of capital stock of e-Channels or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, or any options therefor or any securities convertible into or exchangeable for capital stock of e-Channels or enter into any agreements in respect of the ownership or control of such capital stock;

(e)      Other than the dividend plan set forth in Schedule 6.1 (e), not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of e-Channels or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of e-Channels;

(f)        not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of e-Channels or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for the renewal of any currently existing employment agreement, and those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g)     Except as set forth in Schedule 6.1(g), not to amend the Articles of Association (or other organizational documents) of e-Channels;

(h)  not to merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person, except for the purpose of facilitating the consummation of any transaction contemplated herein and tax reasons;

(i)         not to make any payments outside the ordinary course of business; and

(j)         not to make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

6.2                                 Access to Information.

(a)      Between the date of this Agreement and the Closing Date, during normal business hours, e-Channels and the Vendor will (i) permit the Purchaser and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of e-Channels; (ii) permit the Purchaser and its Representatives to make such inspections thereof as the Purchaser may reasonably request; and (iii) furnish the Purchaser and its Representatives with such financial and operating data (including, without limitation, the work papers of the Accountants, subject to the Accountant’s consent) and other information with respect to e-Channels and the e-Channels Business as the Purchaser may from time to time reasonably request, provided, however, that any activity conducted pursuant to this clause shall not interfere with or disrupt the normal operation and ordinary course of business of e-Channels and the Vendor.

b)         Between the date of this Agreement and the Closing Date, during normal business hours, the Purchaser shall be permitted to meet with and interview all employees of e-Channels, provided, however, that such interview shall not interfere with or disrupt the normal operation and ordinary course of business of e-Channels and its employees.

6.3                                 Insurance.  Through the Closing Date, e-Channels and the Vendor shall cause e-Channels to maintain the same insurance policies as it has as of the date hereof.

6.4                                 Protection of Confidential Information; Non-Competition.

(a)      Confidential Information. The Vendor acknowledges that:

(i)         As a result of its stock ownership of e-Channels, it has obtained secret and confidential information concerning the e-Channels Business, including, without limitation, financial information, trade secrets and “know-how,” customers, and certain methodologies (Confidential Information).

(ii)      e-Channels and the Purchaser will suffer substantial damage which will be difficult to compute if it should divulge Confidential Information or enter a business competitive with that of e-Channels.

(iii)   The provisions of this Section are reasonable and necessary for the protection of the e-Channels Business.

(b)     Maintain Confidentiality.  The Vendor agrees to not at any time after the date hereof divulge to any person or entity any Confidential Information obtained or learned as a result of stock ownership of e-Channels and employment by e-Channels except (i) with the express written consent of the Purchaser on or before the Closing Date and of e-Channels’ Board of Directors thereafter; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process.  If the

Vendor shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, it will promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, both of e-Channels and the Purchaser, and shall: (i) take all reasonably necessary steps required by e-Channels or the Purchaser to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit e-Channels or the Purchaser to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c)      Records.  At the Closing, the Vendor will promptly deliver to e-Channels all original memoranda, notes, records, reports, manuals, formula and other documents relating to the e-Channels Business and all property associated therewith, which they then possess or have under their control; provided, however, that they shall be entitled to retain copies of such documents reasonably necessary to document their financial relationship with e-Channels.

(d)     Non-Compete.  During the Non-Competition Period, the Vendor, without the prior written permission of e-Channels and the Purchaser, shall, anywhere in the mainland of the PRC, Hong Kong, Macau and Taiwan, directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is a Competitive Business (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Sihitech, e-Channels or any other subsidiary of the Purchaser in the six-month period prior to the date that all relationships of such person terminates with Sihitech, e-Channels or any other subsidiary of the Purchaser; or (v) solicit, interfere with, or endeavor to entice away from Sihitech, e-Channels or any other subsidiary of the Purchaser, for the benefit of a Competitive Business, any of its customers or other persons with whom Sihitech, e-Channels or any other subsidiary of the Purchaser has a business relationship.  However, nothing in this Agreement shall preclude them from investing their personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in their beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business.

(e)      Injunctive Relief.  If the Vendor breaches, or threatens to breach, any of the provisions of Sections 6.4 (b), (c) or (d), e-Channels and the Purchaser shall have the right and remedy to have the provisions of this Section 6.4 specifically enforced by any Governmental Authority, it being acknowledged and agreed by the Vendor that any such breach or threatened breach will cause irreparable injury to e-Channels and the Purchaser and that money damages will not provide an adequate remedy.

(f)        Modification of Scope.  If any provision of Sections 6.4 (b), (c) or (d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

(g)     Competitive Business.  As used in this Agreement,

(i)         Competitive Business means any business which operates in any aspect of the e-Channels Business and the business of e-Channels; and

(ii)      Non-Competition Period means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

6.5                                 Post-Closing Assurances.  e-Channels and the Vendor from time to time after the Closing, at the Purchaser’s request, will take such other actions and execute and deliver such other documents, certifications and further assurances as the Purchaser may reasonably require in order to manage and operate e-Channels and the e-Channels Business, including but not limited to executing such certificates as may be reasonably requested by the Purchaser’s accountants in connection with any audit of the financial statements of e-Channels for any period through the Closing Date.

6.6                                 Fulfillment of Conditions.  The Vendor and e-Channels shall use their best efforts to fulfill the conditions specified in Article IX to the extent that the fulfillment of such conditions is within their control.  The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their best efforts to conduct the e-Channels Business in such manner that on the Closing Date the representations and warranties of e-Channels and the Vendor contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

6.7                                 Disclosure of Certain Matters.  From the date hereof through the Closing Date, e-Channels and the Vendor shall give the Purchaser prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of e-Channels and the Vendor contained herein to be inaccurate or otherwise misleading, (c) gives e-Channels and the Vendor any reason to believe that any of the conditions set forth in Article IX will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of e-Channels or (e) would require any amendment or supplement to the Proxy Statement.

6.8                                 Regulatory and Other Authorizations; Notices and Consents.

(a)      E-Channels and the Vendor shall use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)     E-Channels and the Vendor shall promptly give such notices to third parties and use its or their best efforts to obtain such third party consents as the Purchaser may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c)      The Purchaser shall cooperate and use all reasonable efforts to assist e-Channels and the Vendor in giving such notices and obtaining such consents; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser or the e-Channels Business.

6.9                                 Use of Intellectual Property.  The Vendor acknowledges that from and after the Closing, all the Intellectual Property of any kind related to or used in connection with the e-Channels Business shall be owned by e-Channels, that neither the Vendor nor any of their affiliates shall have any rights in the Intellectual Property and that neither the Vendor nor any of their affiliates will contest the ownership or validity of any rights of e-Channels in or to the Intellectual Property.

6.10                           Related Tax.  The Vendor covenants and agrees to pay any tax and duties assessed on the part of such Vendor required by any Governmental Authority.

ARTICLE VII

COVENANTS OF THE PURCHASER

7.1                                 Conduct of the Business.  The Purchaser covenants and agrees that, from the date hereof through the Closing Date, except (i) in the context of an unsolicited, bona fide written proposal for a superior transaction or consummation of a superior transaction, (ii) as otherwise set forth in this Agreement or (iii) with the prior written consent of the Vendor, it shall:

(a)      conduct its business only in the ordinary course and in a manner consistent with the current practice of their business to preserve substantially intact the business organization of the Purchaser, to preserve the current relationships of the Purchaser with customers and other persons with which they have had significant business relations and to comply with all Laws;

(b)     not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the capital securities of the Purchaser;

(c)      not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of the Purchaser, other than consistent with past practices and in the ordinary course of business of the Purchaser;

(d)     not issue any shares of capital stock of the Purchaser or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of the Purchaser or any options therefore or any securities convertible into or exchangeable for capital stock of the Purchaser or enter into any agreements in respect of the ownership or control of such capital stock;

(e)      not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of the Purchaser or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of the Purchaser;

(f)        not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of the Purchaser or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g)     except as set forth in Schedule 7.1(g), not amend the Certificate of Incorporation or By-laws or Memorandum and Articles of Association (or other organizational documents) of the Purchaser;

(h)     not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i)         not make any payments outside the ordinary course of business; and

(j)         not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

7.2                                 Fulfillment of Conditions.  From the date hereof to the Closing Date, the Purchaser shall use its best efforts to fulfill the conditions specified in Article IX to the extent that the fulfillment of such conditions is within its control.  The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of the Purchaser in such manner that on the Closing Date the representations and warranties of the Purchaser contained herein shall be accurate as though then made).

7.3                                 Disclosure of Certain Matters.  From the date hereof through the Closing Date, the Purchaser shall give e-Channels and the Vendor prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of the Purchaser and the Schedules contained herein to be inaccurate or otherwise misleading, (c) gives the Purchaser any reason to believe that any of the conditions set forth in Article IX will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Purchaser, or (e) would require any amendment or supplement to the Proxy Statement.

7.4                                 Post-Closing Assurances.  the Purchaser from time to time after the Closing, at e-Channels or the Vendor’s request, will take such other actions and execute and deliver such other documents, certifications and further assurances as e-Channels or Vendor may reasonably require in order to manage and operate the Purchaser and the e-Channels Business, including but not limited to executing such certificates as may be reasonably requested by e-Channels or the Vendor’s accountants in connection with any audit of the financial statements of the Purchaser for any period through the Closing Date.

7.5                                 Regulatory and Other Authorizations; Notices and Consents.

(a)      The Purchaser shall use their commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, and will cooperate fully with e-Channels or the Vendor in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)     the Purchaser shall give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as e-Channels or Vendor may in their reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL COVENANTS OF THE PARTIES

8.1                                 Other Information.  If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of the Purchaser it is necessary that either Party be furnished with additional information relating to the Purchaser or the Business, and such information is in the possession of the other Party, such Party agrees to use its best efforts to furnish such information in a timely manner to such other Party, at the cost and expense of the Party being furnished such information.

8.2                                 Mail Received After Closing.

(a)      If e-Channels receives after the Closing any mail or other communications addressed to the Vendor, e-Channels may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to e-Channels.  e-Channels will deliver promptly or cause to be delivered to the Vendor all other mail addressed to them and the contents thereof which does not relate to e-Channels or the e-Channels Business.

(b)     If the Vendor receives after the Closing Date mail or other communications addressed to them which relate to e-Channels, they shall promptly deliver or cause to be delivered all such mail and the contents thereof to e-Channels.

8.3                                 Further Action.  Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Upon the terms and subject to the conditions hereof, each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

8.4                                 Schedules.  The Parties shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.  The obligations of the Parties to amend or supplement the Schedules being delivered herewith shall terminate on the Closing Date.

8.5                                 Confidentiality. e-Channels and the Vendor, on the one hand, and the Purchaser on the other hand, on and after the Closing Date, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other Party furnished it by such other Party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its Representatives in connection with this Agreement.  Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

8.6                                 Public Announcements.  From the date of this Agreement until Closing or termination, the Purchaser, e-Channels and the Vendor shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of the Purchaser, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system.  If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

8.7                                 Transfer to Vendor.  After the date hereof but no later than the Closing, Individual Shareholders shall irrevocably complete the transfer of the Shares to the Vendor.

ARTICLE IX

CONDITIONS TO CLOSING

9.1                                 Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions.

(a)      Litigation.  No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated hereby or instrumental to the consummation of the transactions contemplated hereby, and no action or proceeding by any governmental authority shall be pending or threatened (including by suggestion through investigation) by any person, firm, corporation, entity or Governmental Authority, which questions, or seeks to enjoin, modify, amend or prohibit (a) the ownership of e-Channels, (b) the Stockholders Meeting and use of the Proxy Statement by the Purchaser, or (c) the conduct or ownership (direct or indirect or beneficial) in any material respect the e-Channels Business.

(b)     Regulatory Approvals.  Any Governmental Authority whose approval or consent is required each shall have unconditionally approved of the transactions contemplated by this Agreement and the Purchaser shall have received written confirmation thereof;

The Approval Authority has:

(i)                  approved this Agreement in its present form;

(ii)               approved the conversion of e-Channels from a limited liability company into a foreign invested limited liability company; and

(iii)            issued an Approval Certificate to the post-Transfer e-Channels, which characterizes the post-Transfer e-Channels as a company wholly owned by the Purchaser.

(c)      SAIC has:

(i)                  registered this Agreement in its present form; and

(ii)               issued a Business License or its official duplicate to the post-Transfer e-Channels.

9.2                                 Conditions to Obligations of e-Channels and the Vendor.  The obligations of e-Channels and the Vendor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)      Deliveries.  The Purchaser shall have delivered and e-Channels and the Vendor shall have received such documents, certificates and instruments as may be reasonably requested by each of e-Channels or the Vendor for the purpose of satisfying the approval requirements in the PRC.

(b)     Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of the Purchaser contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by the Purchaser on or before the Closing shall have been materially complied with, and the Purchaser shall have delivered a certificate signed by a duly authorized officer thereof to such effect.

(c)      Consents.  The Purchaser shall have obtained and delivered to e-Channels and the Vendor consents of all third parties, as appropriately required for the consummation of the transactions contemplated by this Agreement.

(d)     Performance of Agreements.  All covenants, agreements and obligations required by the terms of this Agreement to be performed by the Purchaser at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects.

(e)      No Adverse Changes.  At the Closing, there shall have been no material adverse change in the assets, liabilities or financial condition of the Purchaser from that shown in the Purchaser Balance Sheet and related statements of income.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of Vendor, would have had a material adverse effect on the operations, financial condition or prospects of the Purchaser.

(f)        Necessary Proceedings.  All proceedings, corporate or otherwise, to be taken by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by the Purchaser as of the Closing, shall have been delivered to e-Channels and the Vendor.

(g)     Resignations.  Effective as of the Closing, the directors of the Purchaser and the officers of the Purchaser will have resigned and that they have no claim for employment compensation in any form from the Purchaser.

(h)     Supplemental Disclosure.  If the Purchaser shall have supplemented or amended any schedule pursuant to their obligations set forth in Section 8.4 in any material respect, e-Channels and the Vendor shall give notice to the Purchaser that as a result of information provided to e-Channels and the Vendor in connection with any or all of such amendments or supplements, e-Channels and the Vendor have determined not to proceed with the consummation of the transactions contemplated hereby.

9.3                                 Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)      Deliveries.  The Vendor shall have delivered the Shares and the Purchaser shall have received the same and such other documents, certificates and instruments as may be reasonably requested by the Purchaser.

(b)     Representations and Warranties; Covenants.  Without supplementation after the date of this Agreement, the representations and warranties of e-Channels and the Vendor contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by e-Channels and the Vendor on or before the Closing shall have been materially complied with, and the Purchaser shall have received a certificate of e-Channels and the Vendor to such effect;

(c)      Consents.  E-Channels and the Vendor shall have obtained and delivered to the Purchaser consents of all third parties required by the Contracts and Permits set forth in Schedule 4.4;

(d)     Performance of Agreements.  All covenants, agreements and obligations required by the terms of this Agreement to be performed by e-Channels and the Vendor at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects;

(e)      No Adverse Change.  At the Closing, there shall have been no material adverse change in the assets, liabilities, financial condition or prospects of e-Channels or the e-Channels Business from that shown or reflected in the Last Financial Statements and as described in the Proxy Statement.  Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of the Purchaser, would have a Material Adverse Effect;

(f) Necessary Proceedings.  All proceedings, corporate or otherwise, to be taken by e-Channels and the Vendor in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by e-Channels and the Vendor, as appropriate, as of the Closing, shall have been delivered to the Purchaser.

(g)     Minimum Assets.  At the Closing, e-Channels and the Vendor will certify to the Purchaser that on a consolidated basis, immediately prior to closing, e-Channels will only have short- and long-term debt arising in the ordinary course.

(h)     e-Channels SPA.  e-Channels SPA has been executed by the parties thereto and approved by the Approval Authority of the PRC, and has become effective.

ARTICLE X

INDEMNIFICATION

10.1                           Indemnification by Vendor and Individual Shareholders.  Subject to the limitations set forth in Section 10.4, the Vendor shall indemnify and hold harmless the Purchaser from and against, and shall reimburse the Purchaser for, any Damages which may be sustained, suffered or incurred by them, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to the breach of any of the representations or warranties or covenants by e-Channels, any Individual Shareholder or the Vendor contained in this Agreement.  Indemnification pursuant to this Section 10.1 shall be the sole remedy of the Purchaser with respect to any breach of the representations and warranties or covenants by e-Channels, any Individual Shareholder or the Vendor contained in this Agreement.  The Vendor shall give prompt written notice to the Purchaser of any Third Party Claims or other facts and circumstances known to them which may entitle the Purchaser to indemnification under this Section 10.1.

10.2                           Indemnification by the Purchaser.  Subject to the limitations set forth in Section 10.4, the Purchaser shall indemnify and hold harmless the Vendor from and against, and shall reimburse the Vendor for, any Damages which may be sustained, suffered or incurred by such Vendor, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of the Purchaser’s representations or warranties or covenants contained in this Agreement.  The Purchaser shall give the Vendor prompt written notice of any Third Party Claims or other facts and circumstances known to it which may entitle them to indemnification under this Section 10.2.

10.3                           Notice, Etc.  A Party required to make an indemnification payment pursuant to this Agreement (Indemnifying Party) shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the Party entitled to receive such indemnification payment (Indemnified Party) gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim.  With respect to Third Party Claims, an Indemnified Party (i) shall give the Indemnifying Party prompt notice of any Third Party Claim, (ii) prior to taking any action with respect to such Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim, (iii) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iv) shall permit the Indemnifying Party, if it so elects, to assume the exclusive defense of such Third Party Claim (including, except as provided in the penultimate sentence of this Section, the compromise or settlement thereof) at its own cost and expense.  If the Indemnifying Party shall elect to assume the exclusive defense of any Third Party Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election, and the Indemnifying Party shall not be liable hereunder for any fees or expenses of the Indemnified Party’s counsel relating to such Third Party Claim after the date of delivery to the Indemnified Party of such notice of election.  The Indemnifying Party will not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the relief provided is other than monetary damages or such relief would have a material adverse effect on the Indemnified Party.  Notwithstanding the foregoing, if the

Indemnifying Party elects to assume the defense with respect to any Third Party Claim, the Indemnifying Party shall have the right to compromise or settle for solely monetary damages such Third Party Claim, provided such settlement will not result in or have a Material Adverse Effect on the Indemnified Party.  Notwithstanding the foregoing, the Party which defends any Third Party Claim shall, to the extent required by any insurance policies of the Indemnified Party, share or give control thereof to any insurer with respect to such Claim.

10.4                           Limitations.

(a)      The Vendor shall not be required to indemnify the Purchaser under Section 10.1 unless the aggregate of all amounts for which indemnity would otherwise be due against them exceeds US$10,000.  Claims may be asserted once the damages exceed US$10,000, and in no event the indemnification amount shall exceed the Purchase Price.

(b)     The Purchaser shall not be required to indemnify the Vendor under Section 10.2 unless the aggregate of all amounts for which indemnity would otherwise be due against the Purchaser exceeds $10,000.  Claims may be asserted once the damages exceed US$10,000, and in no event the indemnification amount shall exceed the Purchase Price.

(c)      If a Third Party Claim subject to indemnification by the Vendor is brought against e-Channels and e-Channels prevails in the defense thereof, such Vendor shall not be required to indemnify e-Channels or the Purchaser with respect to the costs of such defense, including attorneys’ fees.

(d) In no event shall a claim for indemnification be made after the second anniversary of the Closing Date.

10.5                           Adjustment to Purchase Price; Setoff.

(a)      Purchase Price.  Any indemnification payments made pursuant to Sections 10.1 and 10.2 shall be deemed to be an adjustment to the Purchase Price.  To the extent that the Vendor is obligated to indemnify the Purchaser under the provisions of the Article X for Damages reduced to a monetary amount, the Purchaser shall have the right to adjust any amount due and owing or to be due and owing under any agreement with the Vendor, whether under this Agreement or any other agreement between the Vendor and any of the Purchaser’s affiliates, subsidiaries or controlled persons or entities.  To the extent that the Purchaser is obligated to indemnify e-Channels or the Vendor after Closing under the provisions of this Article X for Damages reduced to a monetary amount, e-Channels or the Vendor after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with the Purchaser, whether under this Agreement or any other agreement between the e-Channels or the Vendor and any of the Purchaser’s affiliates, subsidiaries or controlled persons or entities.

(b)     Holdback Amount.  Notwithstanding the foregoing, the Purchaser may apply all or a portion of the Holdback Amount to satisfy any Claim for indemnification pursuant to this Article X.  The Purchaser will hold the Holdback Amount until final resolution of the Claim or dispute.  The Holdback Amount is security for the indemnification obligations of the Vendor and is not a limitation on the Damages recoverable or liquidated damages and such security does not limit any other right of set off or recovery under this Agreement or at law, whether pursuant to this Agreement or any other agreement of the Vendor.

ARTICLE XI

TERMINATION AND ABANDONMENT

11.1                           Methods of Termination.  The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

(a)      by mutual written consent of the Purchaser, e-Channels and the Vendor;

(b)     (i) by the Purchaser if e-Channels or the Vendor amends or supplements any e-Channels or Vendor schedule hereto in accordance with Section 8.4 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or other), operations or prospects of e-Channels or the e-Channels Business, as a whole or in part, after the date hereof, or (ii) by Vendor if the Purchaser amends or supplements any the Purchaser Schedule hereto in accordance with Section 8.4 hereof and such amendment or supplement reflects a material adverse change in the condition (financial or other) or operations of the Purchaser.

(c)      by either the Purchaser or the Vendor, if the Closing or the closing for the acquisition of e-Channels by e-Channels BVI has not occurred by May 31, 2006 (or such other date as may be extended from time to time by written agreement of the Purchaser and Vendor); provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any Party that is then in breach of any of its covenants, representations or warranties in this Agreement;

(d)     by the Vendor, (i) if the Purchaser shall have breached any of its covenants herein in any respect or (ii) if the representations and warranties of the Purchaser contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, the Purchaser has not cured such breach within 10 Business Days of the Vendor’s notice of an intent to terminate;

(e)      by the Purchaser, (i) if e-Channels or the Vendor shall have breached any of the covenants herein in any respect or (ii) if the representations and warranties of e-Channels or the Vendor contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, e-Channels or the Vendor have not cured such breach within 10 Business Days of the Purchaser’s notice of an intent to terminate.

11.2                           Effect of Termination.

(a)      In the event of termination and abandonment by the Purchaser or by Vendor, or both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 11.2, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b)     Consequence of Termination.  If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i)         each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party relating to the Transfer contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii)      all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 8.6 hereof, which shall survive such termination or abandonment.

ARTICLE XII

GENERAL PROVISIONS

12.1                           Expenses.  Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

12.2                           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

The Vendor:

Beijing e-Channels Coordination Technology Co., Ltd.

Address:	Room 205, Shunpinda Bus Terminal, 8 Chuangxin Road,
Beijing Changping Technology Park
Beijing, the PRC
Fax:	+86 10 6296 7456

Beijing e-Channels Century Technology Co., Ltd.

Address:	Middle District 4F, De Shi Building,
No.9 Shang Di East Road,
Beijing, China.
Fax:	+86 10 6296 7456
For the attention of:	ZENG Shuo

The Purchaser:

Port Wing Development Company Limited

Address:	TrustNet Chambers, P.O. Box 3444, Road Town,
Tortola, British Virgin Islands
Fax:	+86 21 6113 8580
For the attention of:	Chief Executive Officer

Individual Shareholders:

Address:	Middle District 4F, De Shi Building,
No.9 Shang Di East Road,
Beijing, China.
Fax:	+86 10 6296 7456
For the attention of:	ZENG Shuo

12.3                           Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

12.4                           Waiver.  At any time prior to the Closing, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

12.5                           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6                           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.7                           Entire Agreement.  This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between e-Channels, Vendor and the Purchaser with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

12.8                           Benefit.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

12.9                           Governing Law.  This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the laws of the PRC.

12.10                     Arbitration.  Any dispute, controversy or claim (a Dispute) arising out of or in relation to this Agreement, including any question regarding its existence, validity or termination, shall be resolved through friendly consultations between the Parties.  If no resolution is reached within twenty-two (22) Business Days from the date of notification by the Purchaser to the Vendor or by any of the Vendor to the Purchaser that a Dispute has arisen, then such Dispute shall be referred to arbitration.

If a Dispute is referred to arbitration, the Parties agree that they shall seek to resolve the Dispute in accordance with this section 12.10 before pursuing any other remedies available to them:

(a)                                  The Parties shall submit the Dispute to China International Trade Arbitration Committee, Shanghai Branch (CIETAC) to be arbitrated according to its rules and regulations.

(b)                                 The arbitral tribunal shall be three (3) arbitrators.  The Vendor shall jointly appoint one (1) arbitrator and the Purchaser shall appoint one (1) arbitrator.  The two arbitrators shall be selected within thirty (30) days after giving or receiving of the request for arbitration.  The presiding arbitrator of the arbitral tribunal shall be appointed by the two party-appointed arbitrators.  If the Vendor or the Purchaser fails to appoint their respective Party-appointed arbitrator within thirty (30) days after the date of commencement of the arbitration, the Chairman of CIETAC shall make the appointment within the aforesaid restrictions.

(c)                                  The arbitration proceedings shall be conducted in English.

(d)                                 The arbitration tribunal shall apply the arbitration rules of CIETAC in effect on the date of the signing of this Agreement. However, if such rules are in conflict with the provisions of the previous paragraph of this section, including the provisions for appointing arbitrators, the provisions of this section shall prevail.

(e)           The arbitral award shall be final and binding on the Parties to the arbitration proceedings.  Such Parties shall execute and perform the award and each Party to this Agreement hereby irrevocably waives any right it may have to contest the validity of this Agreement or the jurisdiction of the arbitrator to hear any reference to arbitration to which this Agreement applies.  The Parties further hereby expressly agree to waive any right they may have under applicable law to any form of appeal against any arbitral award or of recourse to any court of law or other judicial authority wherever situated.  The Parties expressly confirm that any arbitral award rendered in proceedings conducted pursuant to this Agreement shall be rendered in Shanghai and shall be enforceable in any court of competent jurisdiction, including the courts of the PRC, pursuant to the provisions of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York, 1958).

(f)                                    The losing Party or Parties shall bear the costs of the arbitration, unless the arbitral tribunal determines otherwise.

12.11                     Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

12.12                     Language.  This Agreement shall be written in both English and Chinese.  Both versions shall be equally valid.  In case there is any conflict between the two language versions, the English version shall prevail.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BEIJING E-CHANNELS COORDINATION TECHNOLOGY CO., LTD.	PORT WING VENTURE COMPANY LIMITED

By:	By:
Name:	Name:
Title:	Title:

BEIJING E-CHANNELS CENTURY TECHNOLOGY CO., LTD.	INDIVIDUAL SHAREHOLDERS

By:	By:
Name:	Name:
Title:	Authorized Representative

APPENDIX A

INDIVIDUAL SHAREHOLDERS

Shareholders	Equity Ratio
ZENG, Shuo	43.1208%
ZHONG, Mingchang	8.9354%
WANG,Yi	8.9354%
ZHANG,Yan	2.9785%
ZHANG,Dongyun	2.9785%
JIN, Zhiwei	2.9785%
XU,Guanglin	2.9785%
FANG,Yong	2.9785%
QIAN,Jianbo	2.9785%
PENG,Jizhou	2.9785%
ZHANG,Rui	1.4892%
CHANG,Hongxia	1.4892%
ZHANG,Jiawei	1.1914%
CAI,Jun	0.2500%
DING,Yongtao	1.4892%
HONG,Shenping	6.2500%
LI,Xiaolong	2.5000%
CHEN,Hua	0.5000%
YANG,Guangrun	0.5000%
LIANG,Qiang	0.5000%
WANG,Dong	0.5000%
MIN,Gang	0.5000%
HAN,Dong	0.5000%
XU,Yan	0.5000%